Exhibit 18

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

This amendment No.1 to Registration Rights Agreement (the “Amendment”) has been entered into on January 22, 2025 (the “Amendment Execution Date”), between Vertical Aerospace Ltd. (the “Company”) and Mudrick Capital Management, L.P., on behalf of the funds, investors, entities or accounts that are managed, sponsored or advised by it or its affiliates and listed in Annex A of the Registration Rights Agreement (“Mudrick Capital”). The Company and Mudrick Capital are herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and Mudrick Capital are parties to the Registration Rights Agreement, dated as of December 23, 2024 (the “Registration Rights Agreement”); and

WHEREAS, it is the express intention of the Parties to amend the Registration Rights Agreement by this Amendment to extend the Filing Deadline (as defined therein).

NOW THEREFORE, in consideration of the foregoing and other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, the Parties hereby agree as follows:

1.1 Definitions. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Registration Rights Agreement.

2. Amendments. From the Amendment Execution Date, the Registration Rights Agreement is amended as follows:

2.1 The definition of “Filing Deadline” set forth in Section 1 of the Registration Rights Agreement is amended and restated in its entirety to read as follows:

“Filing Deadline” means (i) with respect to the Initial Registration Statement required to be filed pursuant to Section 2.1(a), the earlier of (a) the filing of a resale registration statement in connection with the First Equity Offering (as defined in the Investment Agreement) and (b) February 7, 2025, and (ii) with respect to any New Registration Statements that may be required to be filed by the Company pursuant to this Agreement, the 45th calendar day following the date on which the Staff of the Commission will permit such New Registration Statement to be filed with the Commission or the most recent prior New Registration Statement, as applicable, or such other date as permitted by the Commission (or if such day is not a Business Day, the next following Business Day).

2.2              Counterparts. This Amendment may be executed in several counterparts, each of which shall be considered an original but all of which taken together shall constitute one and the same instrument. A facsimile, portable document format (PDF) or other reproduction of this Amendment may be executed by a Party, and an executed copy of this Amendment may be delivered by a Party by facsimile, PDF or similar electronics transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

2.3 Miscellaneous. All other terms and conditions of the Registration Rights Agreement remain unchanged and in full force and effect. If the Registration Rights Agreement and the Amendment conflict, the Amendment will govern. This Amendment is subject to Section 11.3 of the Registration Rights Agreement.

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IN WITNESS WHEREOF, the Parties have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

VERTICAL AEROSPACE LTD.

By:

[Signature Page to the Amendment to the RRA]

Docusign Envelope ID: C7E2E235-651E-4617-BE8B-B8036FF2BED0

MUDRICK CAPITAL MANAGEMENT L.P.
on behalf of the funds, investors, entities or accounts that are managed, sponsored or advised by it and listed in Annex A of the Registration Rights Agreement
By:
Name:	John O’Callaghan
Title:	General Counsel and Chief Compliance Officer